Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone:636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release

MEMC ANNOUNCES THIRD QUARTER RESULTS

St. Peters, MO, October 26, 2005 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended September 30, 2005.

Summary of the 2005 third quarter results:

•	Net sales of $288.3 million

•	Diluted EPS of $0.43

•	Sales to solar market over $100 million annual rate

The company also announced that it will restate its financial statements for each of the first two quarters of 2005 to modify a non-recurring tax adjustment made in the first quarter of 2005. No material changes to revenue or operating earnings for those periods are expected.

Net sales of $288.3 million for the third quarter of 2005 represent an increase of 5% from the third quarter 2004 level of $275.3 million. The revenue increase was primarily the result of higher wafer product volumes, with additional benefit from increased sales of polysilicon to the solar market.

Approximately $7.3 million of revenue and $7.3 million of profit related to polysilicon shipments has been deferred from the third quarter to the fourth quarter due to a change in our revenue recognition practices.

Third quarter gross margin was $101.3 million, or 35.1% of sales. Operating expenses of $32.1 million increased to 11.1% of sales, due in part to expenses associated with SOI equipment installation in research and development. Third quarter operating income was $69.2 million, or 24.0% of sales.

Diluted earnings per share for the third quarter of 2005 totaled $0.43, including the net favorable impact of one-time adjustments of $0.18 per share. These adjustments were comprised of a $0.01 per share unfavorable impact associated with the unamortized costs of the terminated lines of credit in the second quarter and a $0.19 per share favorable adjustment due to reversal of tax valuation allowances.

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MEMC ELECTRONIC MATERIALS

Capital expenditures for the quarter totaled $32.2 million. As expected, capital expenditures were down over the first two quarters of this year as the company completed preparations for the 300 mm startup in Taiwan. Capital expenditures for the full year are still expected to be 15% of sales or less. Operating cash flow for the quarter was $75.1 million, or 26.1% of sales. Free cash flow (operating cash flow minus capital expenditures) was $42.8 million or 14.9% of sales. Total debt decreased by approximately $7 million as the company continued to pay down its debt with available cash. Cash balances increased by over $42 million in the quarter.

Commenting on the company’s performance, Nabeel Gareeb, MEMC’s Chief Executive Officer, said: “We are pleased to have grown our revenue by approximately 5%. Wafer unit volumes continued to show strong growth as the semiconductor industry finished up its first full quarter following the inventory adjustment period. In this quarter, we were also able to overcome several million dollars of operational cost impacts associated with the hurricanes and higher R&D expenses associated with SOI equipment installation.”

“The third quarter also saw several significant highlights, including our announcement that we had begun 300mm production in Taiwan, expanding our presence in one of the fastest growing regions in the world. In addition, MEMC was added to the S&P MidCap 400 Index, we won a favorable appellate ruling in a US patent infringement case against SUMCO, and had our patents for 200mm and larger diameters upheld against SUMCO’s objections in the European PTO.”

“During the quarter, polysilicon sales to the solar market were above a $100 million annual run rate. We expect that the solar market will continue to grow faster than the semiconductor market for the foreseeable future. While our focus remains on the supply of wafers to the semiconductor market, sales to the solar market provide further exposure to a very fast-growing market.”

“MEMC continues to generate strong free cash flow and continues to further strengthen its balance sheet. We have the opportunity to serve a second, fast-growing market in the solar industry, and are poised to capitalize on positive long-term trends in our core wafer business. Our financial and technological position is strong, and we are well positioned for the future.”

Outlook

“We are targeting net sales in the 2005 fourth quarter to be between $310 million and $313 million with gross margin of approximately 39% in an improved pricing environment. In addition, we are targeting our operating expenses to be approximately $29 million. This guidance includes the favorable impact of the deferral of revenue and profits from the third quarter,” concluded Gareeb.

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MEMC ELECTRONIC MATERIALS

Other Events

The company also reported that the Audit Committee of the Board of Directors has determined that the company’s Form 10-Q for the first two quarters of 2005 should be restated to reflect the company’s conclusions relating to the tax deductibility of interest payments made by the company in 2004. In March of 2005, the company recognized a benefit related to a deduction for which it had previously established a reserve in the fourth quarter of 2004 for the potential non-deductibility of a $67.7 million interest payment to the TPG investor group in connection with the redemption of the company’s senior subordinated secured notes. In the first quarter of 2005, the company obtained opinions from outside tax advisors indicating that the redemption payment should be deductible and consequently reversed this tax item in an amount of approximately $26.6 million. The company has now determined, and its independent registered public accountants have concurred, that the company should not rely on those opinions and that $18.8 million of that amount should not have been reversed in connection with the deductibility of a portion of this redemption interest payment. Accordingly, the company is preparing restatements to reflect this tax accounting and is filing a Form 8-K today to reflect these decisions. The restatement of taxes is expected to unfavorably impact EPS by a total of approximately $0.08 in the first quarter of 2005. In connection with these restatements, the company expects to reflect the change in its revenue recognition practices related to its poly shipments as well, although no material changes in revenue or operating earnings are expected for the restated periods.

Conference Call

MEMC will host a conference call today, October 26, 2005, at 5:30 p.m. ET to discuss the Company’s preliminary third quarter results and related business matters. A live webcast will be available on the Company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available from 7:30 pm ET on October 26, 2005, until 11:59 pm ET on November 2, 2005. To access the replay, please dial (203) 369-0383 at any time during that period. A replay will also be available until 11:59 pm ET on November 5, 2005 on the Company’s web site at www.memc.com.

About MEMC

MEMC is the world’s largest public company solely devoted to the supply of wafers to semiconductor device manufacturers. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices.

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MEMC ELECTRONIC MATERIALS

CONTACT:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that capital expenditures will amount to approximately 15% of sales or less for the full year 2005; that net sales in the fourth quarter will be between $310 million and $313 million with gross margins of approximately 39% in a healthier pricing environment; that operating expenses will be approximately $29 million; and that no material changes to our operating earnings or revenue for the first and second quarter of 2005 will result from the planned restatements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; the impact of competitive products and technologies; changes in currency exchange rates and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s 2004 Form 10-K. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited; Dollars in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
			Restated
	2005	2004	2005	2004
Net sales	$288,276	$275,283	$816,131	$759,582
Costs of goods sold	186,957	164,537	524,275	488,334

Gross margin	101,319	110,746	291,856	271,248
Operating expenses:
Marketing and administration	18,145	17,768	54,031	52,798
Research and development	13,939	9,413	36,344	27,594

Operating income	69,235	83,565	201,481	190,856
Nonoperating (income) expense:
Interest expense	1,703	3,408	5,551	10,284
Interest income	(882)	(975)	(2,584)	(3,988)
Currency (gains) losses	(1,083)	441	483	1,547
Other, net	1,793	(2,474)	861	(4,861)

Total nonoperating expense	1,531	400	4,311	2,982

Income before income tax expense, equity in loss of joint venture and minority interests	67,704	83,165	197,170	187,874
Income tax expense (benefit)	(31,658)	20,791	(21,049)	21,644

Income before equity in loss of joint venture and minority interests	99,362	62,374	218,219	166,230
Equity in loss of joint venture	—	—	—	(1,717)
Minority interests	(1,452)	(2,654)	(5,235)	(8,286)

Net income	$97,910	$59,720	$212,984	$156,227

Basic income per share	$0.46	$0.29	$1.01	$0.75

Diluted income per share	$0.43	$0.27	$0.94	$0.71

Weighted average shares used in computing basic income per share	214,706,291	207,829,540	210,934,542	207,584,240

Weighted average shares used in computing diluted income per share	227,148,309	220,369,530	225,538,733	220,678,058

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$143,247	$92,314
Accounts receivable, net	126,842	140,728
Inventories	132,380	127,564
Prepaid and other current assets	37,299	29,724

Total current assets	439,768	390,330
Property, plant and equipment, net	510,463	444,670
Deferred tax assets, net	174,747	119,835
Other assets	51,553	55,107

Total assets	$1,176,531	$1,009,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$15,444	$24,399
Accounts payable	103,933	124,083
Accrued liabilities	15,046	37,743
Deferred revenue	7,328	—
Accrued wages and salaries	28,011	19,117
Income taxes payable	15,139	10,282

Total current liabilities	184,901	215,624
Long-term debt, less current portion	106,706	116,082
Pension and similar liabilities	106,466	116,427
Other liabilities	72,158	72,432

Total liabilities	470,231	520,565

Minority interests	51,714	46,479
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,216	2,091
Additional paid-in capital	178,433	154,736
Retained earnings	511,789	308,351
Accumulated other comprehensive loss	(33,905)	(17,389)
Deferred compensation	(319)	(1,263)
Treasury stock	(3,628)	(3,628)

Total stockholders’ equity	654,586	442,898

Total liabilities and stockholders’ equity	$1,176,531	$1,009,942

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in thousands)

	Three Months Ended		Nine Months Ended
			Restated
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Cash flows from operating activities:
Net income	$97,910	$59,720	$212,984	$156,227
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,741	11,442	42,443	31,607
Interest accretion	—	1,379	—	3,705
Minority interests	1,452	2,654	5,235	8,286
Stock compensation	174	548	777	1,808
Equity in loss of joint venture	—	—	—	1,717
Working capital and other	(39,169)	(29,743)	(67,120)	(27,494)

Net cash provided by operating activities	75,108	46,000	194,319	175,856

Cash flows from investing activities:
Capital expenditures	(32,259)	(25,548)	(137,889)	(98,073)
Purchase of business, net of cash acquired	—	—	—	(57,226)
Proceeds from sale of property, plant and equipment	6	54	6	72

Net cash used in investing activities	(32,253)	(25,494)	(137,883)	(155,227)

Cash flows from financing activities:
Net short-term borrowings	(60)	(3,694)	(232)	(30,552)
Proceeds from issuance of long-term debt	60,000	—	60,000	60,014
Principal payments on long-term debt	(66,523)	(37,099)	(70,967)	(41,922)
Debt financing fees	(1,184)	—	(1,184)	—
Proceeds from issuance of common stock	7,752	62	12,873	2,445
Dividends to minority interest	—	—	(9,546)	(4,765)

Net cash used in financing activities	(15)	(40,731)	(9,056)	(14,780)

Effect of exchange rate changes on cash and cash equivalents	(590)	(753)	3,553	600

Net increase (decrease) in cash and cash equivalents	42,250	(20,978)	50,933	6,449
Cash and cash equivalents at beginning of period	100,997	124,286	92,314	96,859

Cash and cash equivalents at end of period	$143,247	$103,308	$143,247	$103,308